Exhibit 3.31

LIMITED PARTNERSHIP AGREEMENT

OF

CONNORS BROS. HOLDINGS, L.P.

This AGREEMENT OF LIMITED PARTNERSHIP (this “Agreement”) of Connors Bros. Holdings, L.P. (the “Partnership”) is made and entered into as of November 30, 2009, by and between CB Holdings GP, LLC, a Delaware limited liability company, as the sole general partner (the “General Partner”), and Connors Bros., L.P., a Delaware limited partnership, as the limited partner (the “Limited Partner”) (hereinafter the Limited Partner and the General Partner are sometimes collectively referred to as the “Partners” and individually referred to as “Partner”).

1. Formation. The Partnership was formed by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware on November 30, 2009 (the “Certificate”).

2. Name. The business of the Partnership shall be carried on under the name of Connors Bros. Holdings, L.P., or such other name or names as the General Partner may select.

3. Purposes. The purpose of the Partnership shall be to engage in any lawful act or activity for which limited partnerships may be formed under the Delaware Revised Uniform Limited Partnership Act (the “Act”) and to engage in all activities and to take whatever actions as may be incident thereto.

4. Principal Place of Business; Registered Office and Agent.

(a) The principal place of business of the Partnership shall be at: c/o Centre Partners Management LLC, 30 Rockefeller Plaza, 50th Floor, New York, NY 10020, or such other place or places as the General Partner may from time to time select.

(b) The address of the registered office of the Partnership in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, DE 19808. The name of the registered agent of the Partnership at such address is Corporation Service Company.

5. Term. The term of the Partnership shall continue until the Partnership is dissolved pursuant to the powers vested in the General Partner under Paragraph 12 hereof.

6. Bankruptcy; Dissolution. Anything to the contrary contained in this Agreement notwithstanding, any Partner, or any assignee who becomes a Partner, shall not cease to be a Partner upon the bankruptcy or dissolution of such Partner and shall continue to be a Partner until such time as such Partner’s membership interests are effectively assigned or transferred and upon the occurrence of such an event, the business of the Partnership shall continue without dissolution.

7. Capital Contribution of the Partners. The General Partner shall make no initial capital contribution to the Partnership. The Limited Partner has contributed $1.00 in cash to the capital of the Partnership on or before the date hereof, the receipt of which is hereby acknowledged and accepted. No Partner shall be required or allowed to make an additional capital contribution to the Partnership, unless with the prior written consent of all Partners.

8. Allocation of Operating Profits and Losses. All profits and losses shall be allocated to the Limited Partner until such time as additional limited partners may be admitted to the Partnership as provided in Paragraph 100 hereof.

9. Distributions. Distributions to Partners shall be made at the times and in the aggregate amounts determined by the General Partner. Such distributions shall be allocated among the Partners in the same proportion as their respective capital contributions.

10. Admission, Substitution and Transfer. A person will only be admitted to the Partnership as a Partner or otherwise be recognized by the Partnership as having rights as a Partner, including a right to receive allocations or distributions from the Partnership or to acquire an interest in the capital or profits of the Partnership, if prior written consent thereto, as well as to the terms and conditions of such admission, is given by all Partners.

A person shall only become a Partner in substitution of an existing Partner (by virtue of a legal merger, transfer or otherwise), or shall otherwise be recognized by the Partnership as having rights as a Partner, including a right to receive allocations or distributions from the Partnership or to acquire an interest in the capital or profits of the Partnership, if prior written consent thereto is given by all Partners.

A Partner may only assign, sell, transfer, exchange, hypothecate, establish a right of usufruct, mortgage or pledge on or otherwise dispose of or encumber all or any portion of its interest in the Partnership to any other Partner or to any other person if prior written consent thereto is given by all Partners.

11. Fiscal Year. The fiscal year of the Partnership shall be the calendar year.

12. Rights, Powers and Limitations of General Partner. The management and control of the Partnership’s business shall rest exclusively with the General Partner, who shall have all rights and powers incident thereto as may be necessary, proper or advisable, in its discretion in order to accomplish the purposes of the Partnership.

The General Partner is hereby expressly authorized to enter into and to execute all agreements, leases, documents and other instruments and to take all other action as may be necessary or appropriate to carry out the purposes of the Partnership as set forth in Paragraph 3 hereof.

The General Partner is hereby expressly authorized to borrow or loan money and property, either with or without collateral security, to mortgage, pledge, assign or otherwise hypothecate any one or more of the Partnership’s properties or assets to secure any such borrowing on behalf of the Partnership, including without limitation, borrowings from a Partner or an affiliate thereof, and to guarantee the obligations of other persons.

13. Activities of Limited Partner. The Limited Partner shall take no part in the conduct or control of the Partnership and shall have no right or authority to act for or bind the Partnership.

14. Limitation of Liability of the Limited Partner. The liability of the Limited Partner for debts of the Partnership and on account of claims against it shall be limited to the amount of capital that the Limited Partner has contributed under Paragraph 7 hereof.

15. Certificates. The Partners agree to execute immediately and from time to time hereafter such certificates or other documents and to affect such filings, recordings and publications and to do such other acts conforming hereto as such constitute compliance with all of the requirements for the existence of a limited partnership under the laws of the State of Delaware, and for the purpose of registering the Partnership’s name in accordance with any applicable requirement of law. The Partners also agree and obligate themselves to execute such certificates and other documents conforming hereto, and to affect such filings, recordings and publications, and to do such other acts appropriate thereto, in order to comply with the requirements of the laws of the State of Delaware, in the event of any amendment to or the dissolution of, the Partnership

16. Indemnification.

(a) To the fullest extent permitted by law and subject to the remainder of this Paragraph 16(a), the Partnership shall indemnify and hold harmless each Indemnitee (as defined below) from and against any and all claims, liabilities, damages, losses, costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim and any tax imposed on an Indemnitee in respect of amounts of indemnification received hereunder) of any nature whatsoever, liquidated or unliquidated, that are incurred by any Indemnitee and arise out of or in connection with the affairs of the Partnership. In furtherance of the foregoing, an Indemnitee shall be entitled to indemnification hereunder unless there has been a final, non-appealable determination by a court of competent jurisdiction that the claim giving rise to such indemnification was caused solely by Indemnitee’s conduct and such conduct constituted fraud, bad faith, willful misconduct or gross negligence. The satisfaction of any indemnification and any holding harmless pursuant to this Paragraph 16 shall be from and limited to Partnership assets (including insurance and any agreements pursuant to which the Partnership, its officers or employees or any Indemnitee are entitled to indemnification), and no Partner shall have any personal liability on account thereof.

(b) To the fullest extent permitted by law, expenses reasonably incurred by an Indemnitee in defense or settlement of any claim that may be subject to a right of indemnification hereunder shall be advanced by the Partnership prior to the final disposition thereof after receipt of an undertaking by or on behalf of the Indemnitee to repay such amount if there is a final adjudication, after all possible appeals have been exhausted, by a court of competent jurisdiction that such Indemnitee is not entitled to be indemnified hereunder.

(c) The right of any Indemnitee to the indemnification expressly provided herein shall be cumulative of, and in addition to, any and all rights to which such Indemnitee may otherwise be entitled by contract or as a matter of law or equity and shall extend to such Indemnitee’s successors, assigns and legal representatives.

(d) The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or a plea of nolo contendere or its equivalent shall not, by itself, create a presumption that an Indemnitee is not entitled to indemnification under this Agreement.

(e) The Partnership may purchase and maintain insurance, on behalf of the Indemnitees and such other persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such person in connection with the Partnership’s activities, regardless of whether the Partnership would have the obligation to indemnify such person against such liability under the provisions of this Agreement. The Partnership shall purchase such insurance if it is available on terms the General Partner concludes are reasonable.

(f) The Partnership hereby acknowledges that certain Indemnitees have certain rights to indemnification, advancement of expenses and/or insurance provided by members of the Investor Group (as defined below) (collectively, the “Fund Indemnitors”). The Partnership hereby agrees that (i) it is the indemnitor of first resort (i.e., its obligations to each Indemnitee are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Indemnitee are secondary), (ii) it shall be required to advance the full amount of expenses incurred by such Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement (or any other agreement between the Partnership and such Indemnitee), without regard to any rights such Indemnitee may have against the Fund Indemnitors, and (iii) it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Partnership further agrees that no advancement or payment by the Fund Indemnitors on behalf of any Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from the Partnership shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against the Partnership. The Partnership and each Indemnitee agree that the Fund Indemnitors are express third party beneficiaries of the terms of this Paragraph 16(f).

(g) For purposes of this Agreement, “Indemnitee” means (i) the General Partner as the General Partner of the Partnership, (ii) any member of the General Partner, (iii) any person that is a manager, director, officer, employee, agent or representative of the General Partner, (iv) Centre Partners Management LLC, (v) any affiliates of any of the persons listed in clauses (ii) - (iv) (other than the Partnership and its subsidiaries), and (vi) such other persons as the General Partner may designate in connection with the operations of the Partnership and/or the General Partner from time to time.

(h) The provisions of this Paragraph 16 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators, all of whom are third party beneficiaries of this Paragraph 16, and shall not be deemed to create any rights for the benefit of any other persons.

17. Limitation on Liability.

(a) To the fullest extent permitted by law (including Section 17-1101(c), (d), (e) and (f) of the Act):

(i) notwithstanding any duty otherwise existing at law or in equity, and notwithstanding any other provision of this Agreement, neither the General Partner nor any other Indemnitee shall owe any duty (including fiduciary duties) to the Partnership, any of the Partners or any other person that is a party to or is otherwise bound by this Agreement, in connection with any act or failure to act, whether hereunder, thereunder or otherwise; provided, however, that this clause (i) shall not eliminate the implied contractual covenant of good faith and fair dealing; and

(ii) neither the General Partner nor any other Indemnitee shall have any personal liability to the Partnership, any of the Partners or any other person that is a party to or is otherwise bound by this Agreement for monetary damages in connection with any act or failure to act, or breach, whether hereunder, thereunder or otherwise; provided, however, that this clause (ii) shall not limit or eliminate liability for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing.

(b) If any provision of Paragraph 17(a) is held to be invalid, illegal or unenforceable, the duties and personal liability of either the General Partner or any other Indemnitee to the Partnership, any of the Partners or any other person that is a party to or is otherwise bound by this Agreement shall be eliminated to the greatest extent permitted under the Act.

(c) Other than with respect to the General Partner or any other Indemnitee to the extent to which Paragraph 17(a) is applicable (unless Paragraphs 17(a) and (b) are held to be invalid, illegal or unenforceable, in which case this Paragraph 17(c) shall apply to the General Partner and such Indemnitee), subject to applicable law, no such Indemnitee shall be liable, in damages or otherwise, to the Partnership, the Partners or any of their affiliates for any act or omission performed or omitted by any of them (including, without limitation, any act or omission performed or omitted by any of them in reliance upon and in accordance with the opinion or advice of experts, including, without limitation, of legal counsel as to matters of law, of accountants as to matters of accounting, or of investment bankers or appraisers as to matters of investment advice, appraisal advice, or valuation), except for any act or omission with respect to which a court of competent jurisdiction has issued a final, nonappealable judgment that such Indemnitee committed fraud, was grossly negligent or engaged in willful misconduct.

(d) The Limited Partner expressly acknowledges that the General Partner is acting on behalf of the Partnership. Neither the General Partner nor any other Indemnitee shall be obligated to consider the separate interest of the Limited Partner or other person (including the tax consequences to the Limited Partner or other person) in deciding, pursuant to its authority granted under this Agreement, whether to cause the Partnership to take (or decline to take) any actions that are in the interest of the Partnership. Neither the General Partner nor any other Indemnitee shall be liable for monetary damages for losses sustained, liabilities incurred, or benefits not derived by the Limited Partner in connection with such decisions.

(e) The provisions of this Paragraph 17 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators, all of whom are third party beneficiaries of this Paragraph 17, and shall not be deemed to create any rights for the benefit of any other persons.

18. Dealings. The Limited Partner acknowledges and agrees that: (a) the General Partner and its affiliates (including, without limitation, Centre Partners Management LLC, but excluding the Limited Partner, the Partnership and its subsidiaries) and each of their respective stockholders, directors, managers, officers, controlling persons, partners (limited or general), members, and employees (collectively, the “Investor Group”) (i) have investments or other business relationships with entities engaged in other businesses (including those which may compete with the business of the Partnership and any of its subsidiaries or areas in which the Partnership or any of its subsidiaries may in the future engage in business) and in related businesses other than through the Partnership or any of its subsidiaries, (ii) may develop a strategic relationship with businesses that are or may be competitive with the Partnership or any of its subsidiaries and (iii) will not be prohibited by virtue of its direct or indirect investment in the Partnership or its subsidiaries, or its service on the board of directors of the General Partner or any subsidiary’s board of directors (or any board of directors of any general partner thereof), from pursuing and engaging in any such activities; (b) neither the Partnership or any of its subsidiaries nor the Limited Partner shall have any right or expectation in or to such other ventures or activities or to the income or proceeds derived therefrom; (c) no member of the Investor Group shall be obligated to present any particular investment or business opportunity to the Partnership or any of its subsidiaries even if such opportunity is of a character which, if presented to the Partnership, could be undertaken by the Partnership or any of its subsidiaries, and each member of the Investor Group shall have the right to undertake any such opportunity for itself for its own account or on behalf of another or to recommend any such opportunity to other persons; and (d) each member of the Investor Group may enter into contracts and other arrangements with the Partnership and its affiliates from time to time on terms approved by the

General Partner. Each of the Partnership and the Limited Partner hereby waives, to the fullest extent permitted by applicable law, any claims and rights that such person may otherwise have in connection with the matters described in this Paragraph 18.

[Signature page follows]

IN WITNESS WHEREOF, the General Partner and the Limited Partner have executed this Limited Partnership Agreement as of the date first above written.

GENERAL PARTNER:

CB HOLDINGS GP, LLC

By:	/s/ John Stiker
Name:	John Stiker
Title:	Vice President and Secretary

LIMITED PARTNER:

CONNORS BROS., L.P.

By: CP V CB GP, LLC, its general partner

By:	/s/ John Stiker
Name:	John Stiker
Title:	Vice President